Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have previously issued our report dated April 1, 2024, with respect to the consolidated financial statements of Cyber App Solutions Corp. and subsidiaries (the “Company”) as of and for the years ended December 31, 2023 and 2022, which was included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 1, 2024 (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 3 to such consolidated financial statements). We consent to the inclusion of this report related to the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022, in this Registration Statement on Form S-1. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement on Form S-1.

/s/ Whitley Penn LLP

Houston, Texas

September 23, 2024